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MOTIENT CORPORATION

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On July  5, 2006, Motient Corporation issued the following press release:

Media Contacts:
Winnie Lerner/Jessica Liddell
The Abernathy MacGregor Group
212-371-5999

ISS Confirms Dissident Shareholder Highland Capital Has Demonstrated

No Strategic Plan for Motient;

Motient Urges Shareholders to Vote FOR its Director Nominees

Lincolnshire, IL – July 5, 2006 - Motient Corporation (MNCP) today issued the following statement in response to Institutional Shareholder Services’ (ISS) report regarding the election of Motient’s independent slate of Directors at the July 12, 2006 Annual Meeting of Stockholders.

“We are pleased ISS confirmed what has been our view all along: that Highland Capital Management does not have a strategic plan for Motient,” said Christopher Downie, Motient’s Chief Operating Officer. “This lack of a strategic plan, in ISS’s view, disqualifies the dissidents from seeking majority representation on a board, and therefore should be perceived by Motient shareholders as a rejection of Highland’s proposal to take control of Motient. Furthermore, consistent with what Motient has been saying for some time now, ISS noted that Highland President James Dondero participated in many of the transactions he is now calling into question while he served on Motient’s board of directors. We believe this fact alone should call into question the real agenda behind Dondero’s proposals to replace our Board: to take control of Motient’s assets. The inconsistencies in his comments on the strategic direction of the company cannot be ignored.

“We are also pleased ISS advised shareholders against supporting Mr. Dondero’s other proposals, including changing the size of the board, while recognizing several positive changes the current board has implemented recently, such as strengthening its financial reporting.

“Finally, we believe that Motient has offered an independent and superbly qualified slate of directors. We believe each of our Director nominees bring significant experience and unparalleled depth of knowledge in the telecommunications industry - facts that ISS did not dispute. In addition, our nominees were selected based on extensive conversations with our shareholders and, we believe, are best positioned to represent their interests, particularly as the company proceeds with a transaction to unlock shareholder value in both SkyTerra and MSV,” Mr. Downie concluded.

We urge all shareholders to vote their WHITE proxy card in favor of Motient’s independent slate of Director nominees, who are dedicated to creating and protecting shareholder value.

About Motient Corporation:

Motient is the controlling shareholder of TerreStar Networks Inc., a development-phase satellite communications company, and a minority shareholder of Mobile Satellite Ventures LP, an established satellite communications company. TerreStar and MSV are both in the process of developing next-generation hybrid networks that plan to provide ubiquitous wireless service by integrating land-based towers and powerful satellites. These new networks will deliver services to standard wireless devices everywhere in North America. For additional information on Motient, please visit the company’s website at www.motient.com.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward–looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of Motient, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with futures results, including the transactions described in this press release. Such forward–looking statements are subject to the following uncertainties: the ability of the parties to obtain the necessary regulatory approvals, including without limitation, actions by the Federal Communications Commission, and other factors impacting the parties ability to consummate the transactions and realize the cost savings discussed. We assume no obligation to update or supplement such forward–looking statements.

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